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                                                                   EXHIBIT 11.1



                             AMERICA SERVICE GROUP


                                         SIX MONTHS ENDED JUNE 30,         QUARTER ENDED JUNE 30,
                                        ---------------------------     ----------------------------
                                            1996           1995           1996              1995
                                        -----------      ----------     ------------     -----------
Net income (loss) attributable to
   common shares                        $(4,879,000)     $  676,618     $(5,254,032)     $  368,467
                                        ===========      ==========     ===========      ==========


Weighted average shares outstanding       3,050,981       3,053,692       3,219,572       3,024,876

Common stock equivalents                         --         255,364              --         312,932
                                        -----------      ----------     -----------      ----------

Total weighted average common and
   common equivalent shares               3,050,981       3,309,056       3,219,572       3,337,808
                                        ===========      ==========     ===========      ==========

Net income (loss)  per common and
   common and equivalent share          $     (1.60)     $     0.20     $     (1.63)     $     0.11
                                        ===========      ==========     ===========      ==========